Exhibit 10.1

EXECUTION VERSION

SECOND AMENDED PLAN SUPPORT AGREEMENT

THIS PLAN SUPPORT AGREEMENT IS NOT A THIRD-PARTY OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. NOTHING CONTAINED IN THIS PLAN SUPPORT AGREEMENT SHALL BE AN ADMISSION OF FACT OR LIABILITY.

THIS PLAN SUPPORT AGREEMENT DOES NOT PURPORT TO SUMMARIZE ALL OF THE TERMS, CONDITIONS, REPRESENTATIONS, WARRANTIES, AND OTHER PROVISIONS WITH RESPECT TO THE RESTRUCTURING TRANSACTIONS DESCRIBED HEREIN, WHICH TRANSACTIONS WILL BE SUBJECT TO THE COMPLETION OF DEFINITIVE DOCUMENTS INCORPORATING THE TERMS SET FORTH HEREIN, AND THE CLOSING OF ANY TRANSACTION SHALL BE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN SUCH DEFINITIVE DOCUMENTS AND THE APPROVAL RIGHTS OF THE PARTIES SET FORTH HEREIN AND IN SUCH DEFINITIVE DOCUMENTS, IN EACH CASE, SUBJECT TO THE TERMS HEREOF.

PREAMBLE

This SECOND AMENDED PLAN SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 15.02 hereof, this “Agreement”) is made and entered into as of July 22, 2024 (the “Execution Date”), by and among the following parties (each of the following, collectively, the “Parties”):1

i.

Ebix, Inc. (“Ebix”), Vertex, Inc., P.B. Systems, Inc., Ebix Consulting, Inc., Ebix US, LLC, Facts Services, Inc., Doctors Exchange, Inc., Ebix International LLC, Agency Solutions.com, LLC d/b/a Health Connect LLC, ConfirmNet Corporation, A.D.A.M., Inc., and Ebix Latin America, LLC (collectively, the “Debtors”);

ii.

The consortium of Eraaya Lifespaces Limited, Vikas Lifecare Limited and Vitasta Software India Private Limited and/or one or more of their designees, in their capacity collectively as stalking horse plan sponsor (the “Plan Sponsor”); and

iii.	any other person that becomes party to this Agreement from time to time in accordance with the terms hereof.

RECITALS

WHEREAS, on December 17, 2023 (the “Petition Date”), each of the Debtors commenced a case (collectively, the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas (the “Bankruptcy Court”);

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1 hereof.

WHEREAS, on June 12, 2024, the Debtors and the Plan Sponsor entered into a plan support agreement, which was subsequently amended on June 26, 2024 following the Auction (the “First Amended PSA”) to increase the Deposit, all in accordance with the terms set forth therein;

WHEREAS, on June 27, 2024, the Debtors filed the Amended Plan;

WHEREAS, as of the date hereof, the Debtors and the Plan Sponsor agree to amend the First Amended PSA as set forth in this Agreement to modify certain provisions relating to the Deposit and the Milestones, among other changes, all in accordance with the terms set forth herein;

WHEREAS, the Debtors and the Plan Sponsor have in good faith and at arms’ length negotiated or been apprised of certain transactions with respect to the Debtors’ capital structures and assets on the terms set forth in this Agreement, including the exhibits hereto (such transactions, the “Restructuring Transactions”);

WHEREAS, the Restructuring Transactions contemplate, among other things, that (a) the Plan Sponsor will receive, on the Plan Effective Date, one hundred percent (100%) of the equity of the Reorganized Debtors under the Debtors’ jointly administered plan of reorganization (the “Plan”), in the most tax efficient manner agreed to by the Debtors and the Plan Sponsor; and (b) the Plan will be funded with a $145 million new money investment (inclusive of the Deposit), of which $25 million may be through proceeds of the Exit Financing Facility (the “New Money Investment”), any cash on hand, and the Additional Consideration (collectively, the “Net Reorganization Transaction Proceeds”);

WHEREAS, as part of pursuing confirmation and consummation of the Amended Plan in accordance with this Agreement, the Plan Sponsor has agreed to provide the Additional Consideration and the Extended Emergence Funding Amount; and

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

SECTION 1. Definitions and Interpretation.

1.01 Definitions. The following terms shall have the following definitions:

“Additional Consideration” means $3.5 million to be provided by the Plan Sponsor pursuant to this Agreement and the Amended Plan (including any amendments thereto).

“Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b) or 507(a)(2) of the Bankruptcy Code, including (a) the actual and necessary costs and expenses of preserving the Estates and operating the Debtors’ businesses; (b) the Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

“Agreement” has the meaning set forth in the Preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 15.02.

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to each Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Alternative Proposal” means any written or oral inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Amended Plan” means the First Amended Joint Chapter 11 Plan of Ebix, Inc. and Its Debtor Affiliates, [Docket No. 693], which was filed on June 27, 2024 (as it may be further amended, modified, and/or supplemented from time to time in accordance with the terms of this Agreement).

“Auction” means an auction for the sale of the Debtors’ assets, which the Debtors may hold on June 20, 2024, if the Debtors receive two or more Qualified Bids by the bid deadline of June 14, 2024, at 4:00 p.m. (prevailing Central Time).

“Back-Up Bidder” means the bidder determined by the Debtors to have submitted the second highest and best bid at the Auction.

“Bankruptcy Code” has the meaning set forth in the Recitals to this Agreement.

“Bankruptcy Court” has the meaning set forth in the Recitals to this Agreement.

“Bid Procedures” means the bid procedures governing the Sale Transaction, as approved by the Bankruptcy Court in the Bid Procedures Order.

“Bid Procedures Order” means the Order (I) Approving Bid Procedures for Non-L&A Assets, Equity, and Plan Sponsorship Rights and Authorizing the Sale Transactions; (II) Approving Notices in Connection with the Transactions; and (III) Granting Related Relief [Docket No. 514], as entered by the Bankruptcy Court on April 16, 2024, and as attached hereto as Exhibit B.

“Bid Protections” means those certain bid protections described herein, including the Breakup Fee and the Plan Sponsor Expense Reimbursement.

“Breakup Fee” means a termination fee payable in accordance with the terms of Section 12.03(c) hereof, in an amount equal to $4,350,000, except as set forth in Section 12.03(c)(y), in which case the fee is in the amount of $2,900,000, less the Plan Sponsor Expense Reimbursement.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York.

“Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, controversies, proceedings, agreements, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, whether arising before, on, or after the Petition Date, in contract, tort, law, equity, or otherwise. Causes of Action also include: (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law or in equity; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any avoidance actions arising under chapter 5 of the Bankruptcy Code or under similar local, state, federal, or foreign statutes and common law, including fraudulent transfer laws.

“Chapter 11 Cases” has the meaning set forth in the Recitals to this Agreement.

“Claim” has the meaning ascribed to it in section 101(5) of the Bankruptcy Code.

“Company Parties” means collectively, the Non-Debtor Guarantors together with the Debtors.

“Confidentiality Agreement” means an executed confidentiality agreement in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Debtors” has the meaning set forth in the Preamble to this Agreement.

“Definitive Documents” means all documents, instruments, deeds, notifications, agreements, and filings related to documentation, implementation, and consummation of the Restructuring Transactions, each of which shall be materially consistent with the terms of this Agreement, including, without limitation: (a) the Plan; (b) the Disclosure Statement; (c) the Disclosure Statement Order; (d) the Plan Supplement; (e) the Confirmation Order; and (f) all other material documents necessary or customarily required to consummate the Restructuring Transactions.

“Deposit” has the meaning set forth in Section 4 of this Agreement, which amount shall be held in the Deposit Escrow Account pending release as provided for under the terms of Section 5.04 of this Agreement.

“Deposit Balance” means the New Money Investment less the Deposit.

“Deposit Escrow Account” means an escrow account into which the Deposit shall be deposited, which account shall be established and maintained by the Escrow Agent pursuant to the Escrow Agreement.

“DIP Agent” means Regions Bank, as administrative agent under the DIP Credit Agreement.

“DIP Credit Agreement” means the credit agreement to be entered into consistent with the DIP Term Sheet.

“DIP Documents” means the DIP Credit Agreement and any other documentation necessary to effectuate the incurrence of the debtor-in-possession financing facility.

“DIP Interest” means interest payable under and in accordance with the DIP Documents.

“DIP Interest Amount” means DIP Interest for the period between August 15, 2024 and the Effective Date, which is approximately $77,000 for the period of August 15, 2024 to August 31, 2024.

“DIP Lenders” means the lenders from time to time party to the DIP Credit Agreement.

“Disclosure Statement” means the related disclosure statement with respect to the Plan.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the adequacy of the Disclosure Statement.

“Ebix” has the meaning set forth in the Recitals to this Agreement.

“Escrow Agent” means East West Bank.

“Escrow Agreement” means the escrow agreement, as amended, dated as of March 19, 2024, by and among, Omni Agent Solutions, Inc. as claims, noticing, and solicitation agent for Ebix and the Escrow Agent.

“Execution Date” has the meaning set forth in the Preamble to this Agreement.

“Executory Contract” means a contract to which one or more of the Debtors is a party to that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

“Exit Financing Facility” means the credit facility to be entered into by the Reorganized Debtors at the Plan Sponsor’s discretion that shall provide for proceeds of up to $25 million on the Plan Effective Date.

“Extended Emergence Costs” means, in the event the Effective Date does not occur on or before August 15, 2024, an amount equal to Administrative Claims (up to $3 million) and DIP Interest, in each case, incurred by the Debtors between August 15, 2024 and the Effective Date.

“Extended Emergence Funding Amount” means, together, (a) $3 million plus (b) the DIP Interest Amount.

“First Amended PSA” has the meaning set forth in the Recitals to this Agreement.

“Initial Deposit” has the meaning set forth in Section 4 of this Agreement.

“Initial Plan” means the Joint Chapter 11 Plan of Ebix, Inc. and its Debtor Affiliates [Docket No. 467], which was filed on March 22, 2024.

“Interest” means common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests, and options, warrants, rights, or other securities or agreements to acquire the common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Milestones” means the milestones set forth in Section 4 herein.

“Net Reorganization Transaction Proceeds” has the meaning set forth in the Recitals to this Agreement.

“New Money Investment” has the meaning set forth in the Recitals to this Agreement.

“Non-Debtor Guarantors” means, together, Ebix International Holdings Limited and Ebix Singapore Pte. Ltd., as guarantors under the Prepetition Credit Agreement.

“Non-Released Parties” means any Entities that are not Released Parties, including those Entities identified in the Plan Supplement.

“Parties” has the meaning set forth in the Preamble to this Agreement.

“Petition Date” means the first date one which any of the Debtors commences a Chapter 11 Case.

“Plan” has the meaning set forth in the Recitals to this Agreement.

“Plan Effective Date” means the date that is the first business day after confirmation of the Plan on which all conditions precedent have been satisfied or waived in accordance with the Plan and the Confirmation Order. Any action to be taken on the Plan Effective Date may be taken on or as soon as reasonably practicable thereafter subject to and in accordance with the terms of the Plan.

“Plan Sponsor” has the meaning set forth in the Preamble to this Agreement.

“Plan Sponsor Expense Reimbursement” means the sum of the aggregate amount of the Plan Sponsor’s actual reasonable documented out-of-pocket costs and expenses (including expenses of outside counsel, accountants and financial advisors, which shall be based on summary invoices, redacted to preserve privileged or confidential information) incurred by the Plan Sponsor prior to termination of this Agreement.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

“Plan Term Sheet” means the term sheet for a plan of reorganization, attached hereto as Exhibit A.

“Prepetition Agent” means Regions Banks, as administrative and collateral agent under the Prepetition Credit Agreement.

“Prepetition Credit Agreement” means that certain Credit Agreement, dated as of August 5, 2014, as amended, restated, supplemented, or otherwise modified and in effect from time to time, by and among Ebix, as borrower, certain subsidiaries of Ebix, as guarantors, each lender from time to time party thereto, and the Prepetition Agent as the administrative agent and collateral agent.

“Prepetition Documents” means, collectively, the Prepetition Credit Agreement and all related security agreements, collateral agreements, pledge agreements, control agreements, guarantees and other documents (including, without limitation, any notes, guarantees, collateral documents, amendments, and fee letters entered into in connection therewith).

“Prepetition Secured Claims” means any Claim arising under the Prepetition Documents.

“Prepetition Secured Lenders” means the holders of the Prepetition Secured Claims.

“Qualified Bid” means an irrevocable offer delivered to the Debtors for the purchase or some or all of the assets of the Debtors, or a reorganization transaction, that meets the criteria set forth in Section IX of the Bid Procedures.

“Related Party” means, with respect to any person or Entity, each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any governing body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals and advisors of such person or Entity and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Released Parties” means: (a) the Prepetition Secured Lenders; (b) the Prepetition Agent; (c) the DIP Lenders; (d) the DIP Agent; (e) the Debtors; (f) the Plan Sponsor; (g) the current and former directors and officers of the Debtors, including the Special Directors; (h) the Non-Debtor Guarantors; and (i) with respect to each of the foregoing Entities in clauses (a) through (f), such Entities’ Related Parties. Notwithstanding the foregoing, the Released Parties shall not include any Non-Released Party. Released Parties shall include Mr. Robin Raina and any of the Debtors’ officers and management.

“Reorganized Debtors” means each of the Debtors, as reorganized pursuant to the Plan.

“Restructuring Transactions” has the meaning set forth in the Recitals to this Agreement.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Special Directors” means Elizabeth LaPuma and Jill Krueger, in their capacity as independent directors of the board of Ebix, as members of the Ebix board of director’s finance committee, and as members of the Ebix board of director’s compensation committee.

“Stalking Horse Agreement” means the agreement memorializing the proposed transaction set forth in the Stalking Horse Bid. For the purposes of this Agreement, the Stalking Horse Agreement shall mean this Agreement, along with the Exhibits thereto, including the Plan Term Sheet.

“Stalking Horse Bid” means the bid made by the Stalking Horse Bidder. For the purposes of this Agreement, the Stalking Horse Bid shall mean the Restructuring Transactions.

“Stalking Horse Bidder” means the bidder designated by the Debtors under the terms of the Bid Procedures and the Bid Procedures Order, whose bid shall serve as the stalking horse bid, subject to higher and better bids in accordance with the terms of the Bid Procedures. For the purposes of this Agreement, the Stalking Horse Bidder shall be the Plan Sponsor.

“Successful Bidder” means bidder determined by the Debtors to have submitted the highest and best bid at the Auction.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Sections 12.01 and 12.02 hereof.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party to that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

1.02 Interpretation. For purposes of this Agreement:

This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation hereof is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion hereof shall not be effective in regard to the interpretation hereof. Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e) all references herein to “Sections” are references to the corresponding Section of this Agreement, unless otherwise specified;

(f) the words “herein,” “hereof,” “hereunder,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g) captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i) when calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and, if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(j) all exhibits attached hereto or referred to herein are hereby incorporated in and made part of this Agreement as if set forth in full herein;

(k) the use of “include” or “including” is without limitation, whether stated or not, and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(l) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply.

SECTION 2. Effectiveness of this Agreement.

2.01 This Agreement shall become effective and binding upon each of the Parties on the Agreement Effective Date, which is the date and time on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a) each of the Company Parties and the Plan Sponsor shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(b) the Plan Sponsor has delivered the Deposits set forth in Sections 4(a) and 4(c)(i) and (ii) to be held by the Company Parties in the Deposit Escrow Account subject to the terms of this Agreement.

2.02 This Agreement shall be effective from the Agreement Effective Date until validly terminated pursuant to the terms set forth in Section 12.

SECTION 3. Definitive Documents.

The Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. Upon completion, the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions, or any amendments thereto, shall contain terms, conditions, representations, warranties, and covenants consistent with the terms of this Agreement, as they may be modified, amended, or supplemented in accordance with Section 13. The Definitive Documents shall include a release of the Prepetition Secured Claims with respect to the Non-Debtor Guarantors. Each of the Definitive Documents shall be, to the extent permitted by law, consistent with this Agreement in all respects and shall otherwise be reasonably acceptable in form and substance to: (a) the Company Parties; and (b) the Plan Sponsor.

SECTION 4. Milestones.

On and after the Agreement Effective Date, the Company Parties and the Plan Sponsor, as applicable, shall use commercially reasonable efforts to implement the Restructuring Transactions in accordance with each of the Milestones set forth below, unless such Milestones are extended or waived (at any time) in writing (which may be by email between applicable counsel) upon request by the Plan Sponsor or the Companies Parties, as applicable, with the other Party’s consent (not to be unreasonably withheld, conditioned, or delayed). Nothing in the Milestones shall prevent the Company Parties from exercising their respective fiduciary duties under applicable law; provided, that any such exercise may constitute a breach of this Agreement or the Definitive Documents.

(a) $7.25 million shall have been deposited into the Deposit Escrow Account on or before June 14, 2024 (the “Initial Deposit”).2

(b) An order approving the Disclosure Statement shall have been entered on or before July 30, 2024.3

(c) Each of the amounts set forth below shall have been deposited into the Deposit Escrow Account on or before the corresponding date set forth below (collectively with the Initial Deposit, the “Deposit”):

(i) $2,500,000 on or before July 1, 2024;4

(ii) $12,000,000 on or before July 16, 2024;5

(iii) $8,000,000 on or before July 26, 2024; and

(iv) $20,000,000 on or before July 29, 2024.

(d) The Additional Consideration shall have been deposited into the Deposit Escrow Account on or before July 29, 2024.

(e) The Extended Emergence Funding Amount shall have been deposited into the Deposit Escrow Account on or before July 29, 2024.

(f) The Deposit Balance shall have been deposited into the Deposit Escrow Account on or before August 15, 2024; provided that this Milestone shall be extended in accordance with Section 4(h) until August 31, 2024.

(g) An order confirming the Plan shall have been entered on or before August 15, 2024.

(h) The Plan Effective Date shall occur on or before August 15, 2024; provided that in the event the Plan Effective Date does not occur on or before August 15, 2024, the Extended Emergence Funding Amount may be used by the Debtors in accordance with Section 6.02; provided further that the Plan Effective Date shall occur no later than August 31, 2024.

SECTION 5. Chapter 11 Cases.

5.01 Designation of Stalking Horse Bidder. Upon the execution of this Agreement, the Debtors shall designate the Plan Sponsor as the Stalking Horse Bidder and the Restructuring Transaction, as set forth in this Agreement and the Plan Term Sheet, as the Stalking Horse Bid, each as contemplated in the Bid Procedures and authorized by the Bid Procedures Order. This Agreement, along with the exhibits thereto shall constitute the Stalking Horse Agreement. As soon as reasonably practicable following the Agreement Effective Date, the Debtors shall file a notice of the designation of Stalking Horse Bidder and serve such notice pursuant to the requirements of the Bid Procedures Order.

[2]	It is acknowledged and agreed between the Parties that this Milestone has been satisfied.
[3]	It is acknowledged and agreed between the Parties that this Milestone is satisfied pursuant to Docket No. 696.
[4]	It is acknowledged and agreed between the Parties that this Milestone has been satisfied.
[5]	It is acknowledged and agreed between the Parties that this Milestone has been satisfied.

5.02 Bid Protections. As authorized in the Bid Procedures Order, the Plan Sponsor shall be entitled to certain Bid Protections, including the Breakup Fee and the Plan Sponsor Expense Reimbursement, which shall not exceed, in the aggregate, three percent (3%) of the New Money Investment (i.e. $4.35 million). The Bid Protections shall only be available to the Plan Sponsor in accordance with the terms of Section 12.03(c) hereof.

5.03 Restructuring Transactions. The terms for implementation of the Plan, along with the treatment of allowed Claims and Interests of the Debtors, shall be as set forth in the Plan Term Sheet, attached hereto as Exhibit A.

5.04 Deposit.

(a) If the Stalking Horse Bidder is determined to be the Successful Bidder, then (i) upon entry of the Confirmation Order, the Debtors shall cause the Escrow Agent in accordance with the Escrow Agreement to release from the Deposit Escrow Account the entire Deposit (which shall include any investment proceeds that have accrued from the date hereof through the withdrawal of the Deposit) to the Debtors, by irrevocable wire transfer of immediately available funds, to an account designated by the Debtors to the Escrow Agent; and (ii) the Deposit (which shall include any investment proceeds that have accrued from the date hereof through the withdrawal of the Deposit) shall be delivered to the Debtors and credited against the amount required to be paid by the Plan Sponsor to the Debtors.

(b) If this Agreement is terminated by the Debtors pursuant to Sections 12.01(b), 12.01(i), 12.01(j), or 12.01(k) hereof, (i) the Debtors shall cause the Escrow Agent in accordance with the Escrow Agreement to release from the Deposit Escrow Account the entire Deposit (which shall include any investment proceeds that have accrued from the date hereof through the withdrawal of the Deposit) to the Debtors, by irrevocable wire transfer of immediately available funds, to an account designated by the Debtors to the Plan Sponsor; and (ii) the Deposit, which shall constitute liquidated damages (and not a penalty), shall be delivered to the Debtors within two (2) Business Days following delivery of such instruction by the Debtors.

(c) If this Agreement is validly terminated for any reason in accordance with this agreement other than by the Debtors pursuant to Sections 12.01(b), 12.01(i), 12.01(j), or 12.01(k) hereof, (i) the Debtors shall cause the Escrow Agent in accordance with the Escrow Agreement to release from the Deposit Escrow Account the entire Deposit (which shall include any investment proceeds that have accrued from the date hereof through the withdrawal of the Deposit) to the Plan Sponsor, by irrevocable wire transfer of immediately available funds, to an account designated by the Plan Sponsor to the Escrow Agent; and (ii) the Deposit (which shall include any investment proceeds that have accrued from the date hereof through the withdrawal of the Deposit) shall be delivered to the Plan Sponsor within two (2) Business Days following delivery of such instruction by the Debtors.

(d) Any issue regarding the entitlement to the Deposit shall be determined by the Bankruptcy Court, and the Plan Sponsor consents to the jurisdiction of the Bankruptcy Court for any issue related to this Agreement.

SECTION 6. Commitments of the Plan Sponsor.

6.01 General Commitments, Forbearances, and Waivers.

(a) During the Agreement Effective Period, the Plan Sponsor agrees to:

(i) support the Restructuring Transactions and to act in good faith and take all reasonable actions necessary to implement and consummate the Restructuring Transactions in accordance with the terms, conditions, and applicable Milestones and other deadlines set forth in this Agreement and the Plan Term Sheet, as applicable;

(ii) negotiate in good faith and use commercially reasonable efforts to execute and implement the applicable Definitive Documents that are consistent with this Agreement to which it is required to be a party;

(iii) use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders; and

(iv) use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 6.01(b).

(b) During the Agreement Effective Period, the Plan Sponsor agrees that it shall not directly or indirectly:

(i) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii) object to, delay, impede, or take any other action to terminate, shorten, or interfere with the Debtors’ exclusivity rights under section 1121 of the Bankruptcy Code;

(iii) file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(iv) object to or take any other action to oppose any motion or other pleading or document filed by any Debtor in the Bankruptcy Court that is consistent with this Agreement;

(v) initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions contemplated herein against the Debtors or the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under this Agreement;

(vi) exercise, or direct any other person to exercise, any right or remedy for the enforcement, collection, or recovery of any of Claims against or Interests in the Debtors; or

(vii) object to, delay, impede, or take any other action to interfere with the Debtors’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code; provided that nothing in this Agreement shall limit the right to exercise any right or remedy provided under this Agreement or any other Definitive Document.

6.02 Additional Provisions Related to Emergence.

(a) In the event the Plan Effective Date does not occur on or before August 15, 2024, the Debtors shall be entitled to use the Extended Emergence Funding Amount to pay the Extended Emergence Costs in the ordinary course of business or in accordance with the Plan; unless the primary cause of the non-occurrence of the Plan Effective Date has been the Debtors’ failure to fulfill any of their obligations under this Agreement. The Debtors shall provide the Plan Sponsor with a summary of Extended Emergence Costs incurred and paid.

(b) To the extent (x) the actual incurred or reasonably estimated to be incurred Extended Emergence Funding Costs are less than the Extended Emergence Funding Amount and/or (y) the Plan provides for distribution of less than the full amount of the Additional Consideration, then the excess of such amounts shall be applied to reduce the Deposit Balance Amount (or, with respect to reasonably estimated Extended Emergence Funding Costs in excess of actually incurred Extended Emergence Funding Costs, shall revert to the Plan Sponsor).

Nothing in this Agreement shall require the Plan Sponsor to consent to, acquiesce in, support, or not object to any Alternative Proposal or any portion thereof, including, without limitation, any alternative to the terms and provisions of the Plan Term Sheet.

SECTION 7. Additional Provisions Regarding the Plan Sponsor’s Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of the Plan Sponsor to consult with the Company Parties or any other party in interest in the Chapter 11 Cases (including the Prepetition Lenders, the official committee of unsecured creditors or the United States Trustee), subject to all applicable Confidentiality Agreements; (b) impair or waive the rights of the Plan Sponsor to assert or raise any objection not prohibited under this Agreement in connection with the Restructuring Transactions; (c) prevent the Plan Sponsor from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement; (d) be construed to prohibit the Plan Sponsor from appearing as party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are not materially inconsistent with this Agreement and are not for the purpose of delaying, interfering, impeding or taking any other action to delay, interfere, impede, directly or indirectly, the Restructuring Transactions; (e)(i) prevent the Plan Sponsor from taking any action that is required by applicable law, or (ii) require the Plan Sponsor to take any action that is prohibited by applicable law or to waive or forego the benefit of any applicable legal or other professional or business professional privilege; (f) prevent the Plan Sponsor, by reason of this Agreement or the Restructuring Transactions, from making, seeking, or receiving any regulatory filings, notifications, consents, determinations, authorizations, permits, approvals, licenses, or the like that are required by applicable law; or (g) prevent the Plan Sponsor from defending itself to the fullest extent permitted by law and in the event of any litigation with respect to the Chapter 11 Cases, this Agreement, or the other Restructuring Transactions.

SECTION 8. Commitments of the Company Parties.

8.01 Affirmative Commitments. Except as set forth in Section 9, which recognizes the Debtors’ duty to designate the highest and best offer in accordance with the terms of the Bid Procedures, or with the consent of the Plan Sponsor, during the Agreement Effective Period, the Debtors agree to:

(a) support and use commercially reasonable efforts to (i) pursue the Restructuring Transactions on the terms and in accordance with the Milestones set forth in this Agreement, including by negotiating the Definitive Documents in good faith, and (ii) cooperate with the Plan Sponsor to obtain necessary Bankruptcy Court approval of the Definitive Documents to consummate the Restructuring Transactions;

(b) support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement;

(c) not take any action, and not encourage any other person or entity to, take any action, directly or indirectly, that would reasonably be expected to, breach or be inconsistent with this Agreement, or take any other action, directly or indirectly, that would reasonably be expected to interfere with the acceptance or implementation of the Restructuring Transactions or this Agreement;

(d) until the Plan Effective Date, maintain the appointment and mandate of the Finance Committee and the Special Directors;

(e) negotiate in good faith and use commercially reasonable efforts to execute and deliver any appropriate additional or alternative agreements to address any legal, financial, or structural impediment to the Restructuring Transactions that are necessary to effectuate the Restructuring Transactions in accordance with the terms hereof;

(f) use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(g) negotiate in good faith and use commercially reasonable efforts to execute and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(h) use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(i) provide counsel to the Plan Sponsor with a reasonable opportunity to review any Definitive Document the Debtors intend to file with the Bankruptcy Court;

(j) upon request of the Plan Sponsor, inform counsel to the Plan Sponsor as to: (i) the material business and financial (including liquidity) performance of the Company Parties; (ii) the status and progress of the Restructuring Transactions, including progress in relation to the negotiations of the Definitive Documents; and (iii) the status of obtaining any necessary or desirable authorizations (including any consents) from any competent judicial body, governmental authority, banking, taxation, supervisory, or regulatory body or any stock exchange;

(k) to the extent applicable, object to any motion filed with the Bankruptcy Court by any person or entity (i) seeking the entry of an order terminating the Debtors’ exclusive right to file and/or solicit acceptances of a chapter 11 plan, or (ii) seeking the entry of an order terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief was granted, would have a material adverse effect on or delay the consummation of the Restructuring Transactions;

(l) to the extent applicable, not file any pleading seeking entry of an order, and object to any motion filed with the Bankruptcy Court by any person or entity seeking the entry of an order, (i) directing the appointment of an examiner or chapter 11 trustee, (ii) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, (iii) dismissing the Chapter 11 Cases, or (iv) for relief that (x) is inconsistent with this Agreement in any material respect or (y) would reasonably be expected to frustrate the purposes of this Agreement, including by preventing or delaying the consummation of the Restructuring Transactions; and

(m) inform the Plan Sponsor as soon as reasonably practicable after becoming aware of: (i) any matter or circumstance which they know, or suspect is likely, to be a material impediment to the implementation or consummation of the Restructuring Transactions; (ii) a breach or termination event of this Agreement (including a breach by any Company Party); and (iii) any representation or statement made or deemed to be made by them under this Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made.

8.02 Negative Commitments. Subject to Sections 9.01 and 9.02 hereof, during the Agreement Effective Period, each of the Debtors shall not directly or indirectly:

(a) object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b) take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in this Agreement;

(c) file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement;

(d) incur any material indebtedness or equity financing without prior written consent of the Plan Sponsor other than borrowings under the DIP Credit Agreement;

(e) sell or dispose of any material assets without prior written consent of the Plan Sponsor;

(f) transfer any assets outside of the ordinary course of business to any person or entity, unless consistent with this Agreement;

(g) assume or reject any Executory Contract or Unexpired Lease without the prior written consent of the Plan Sponsor;

(h) modify the Plan or any other Definitive Document, in whole or in part, in a manner that is not consistent with this Agreement in all material respects; or

(i) except as contemplated and permitted by the Definitive Documents, engage in any merger, consolidation, disposition, acquisition, investment, dividend, incurrence of indebtedness or other similar transaction outside the ordinary course of business, other than the transactions contemplated herein and on the terms contemplated hereby without the consent of the Plan Sponsor.

SECTION 9. Additional Provisions Regarding Company Parties’ Commitments.

9.01 Notwithstanding anything to the contrary herein, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar governing body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions to the extent taking or failing to take such action would be inconsistent with applicable law, the Bid Procedures Order, or its fiduciary obligations under applicable Law.

9.02 Notwithstanding anything to the contrary in this Agreement, each Debtor and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) consider and respond to Alternative Proposals; (b) provide access to nonpublic information concerning any Debtor to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any entity; (c) maintain or continue discussions or negotiations with respect to Alternative Proposals; (d) otherwise cooperate with, assist or participate in any inquiries, proposals, discussions, or negotiation of Alternative Proposals in good faith and consistent with applicable fiduciary obligations; and (e) enter into or continue discussions or negotiations with holders of Claims or Interests or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other entity regarding the Restructuring Transactions or Alternative Proposals. Notwithstanding anything to the contrary in this Agreement, each Debtor and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall continue to pursue the highest and best Qualified Bid(s) for the Debtors assets as contemplated by the Bid Procedures and authorized by the Bid Procedures Order.

9.03 Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

SECTION 10. Cooperation and Support.

Each Party hereby covenants and agrees to cooperate with the other Parties in good faith and shall coordinate their activities (to the extent practicable and subject to the terms hereof) with respect to: (a) all matters relating to their rights hereunder; (b) all matters concerning the implementation of the Restructuring Transactions; and (c) the pursuit, approval and support of the Restructuring Transactions. Furthermore, subject to the terms hereof, each of the Parties shall take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement, or to effectuate the solicitation of the Restructuring Transactions, including making and filing any required regulatory filings, executing and delivering any other necessary agreements or instruments, and shall refrain from taking any action that would frustrate the purposes and intent of this Agreement.

SECTION 11. Mutual Representations, Warranties, and Covenants.

Each of the Parties represents, warrants, and covenants to each other Party, as of both the date such Party executed and delivers this Agreement and as of the Plan Effective Date:

(a) it is validly existing and in good standing under the Laws of the jurisdiction of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b) subject to the Bankruptcy Court’s confirmation of the Plan, the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association, or other constitutional documents;

(c) the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d) subject to the Debtors’ determination of the highest and best bid at Auction and except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(e) except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement;

(f) it has been represented by legal counsel of its choosing in connection with this Agreement and the transactions contemplated by this Agreement, has had the opportunity to review this Agreement with its legal counsel, and has not relied on any statements made by any other Party or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement or the transactions contemplated hereby.

SECTION 12. Termination Events.

12.01 Events of Termination. Notwithstanding anything to the contrary, this Agreement may be terminated and the Restructuring Transactions may be abandoned at any time prior to the Plan Effective Date:

(a) by mutual written consent of the Debtors and the Plan Sponsor;

(b) by the Debtors or the Plan Sponsor by written notice to the Debtors or the Plan Sponsor from the other, upon the failure to meet a Milestone, which has not been waived or extended in a manner consistent with this Agreement, unless such failure is the result of any act, omission, or delay on the part of the terminating party in violation of its obligations under this Agreement;

(c) by the Plan Sponsor upon entry of an order that grants relief terminating, annulling, or materially modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any material asset that, to the extent such relief were granted, would have a material adverse effect on the consummation of the Restructuring Transactions or materially and adversely affects any Debtors’ ability to operate its business in the ordinary course;

(d) by the Debtors or the Plan Sponsor, by written notice to the Debtors or the Plan Sponsor from the other, if (i) the Bankruptcy Court shall enter an order approving a higher or better bid or any other Alternative Proposal to a person other than the Plan Sponsor, and (ii) either (A) the Plan Sponsor is not serving as the Backup Bidder or (B) such Alternative Proposal is consummated;

(e) by the Plan Sponsor if the Debtors, (i) withdraw the Plan, or (ii) publicly announce their intention not to support the Restructuring Transactions, except as otherwise explicitly permitted hereunder, including in Sections 9.01 and 9.02 hereof;

(f) by the Debtors or the Plan Sponsor, by written notice to the Debtors or the Plan Sponsor from the other, upon the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Debtor or Plan Sponsor seeking an order, (i) converting one or more of the Chapter 11 Cases of a Debtor to a case under chapter 7 of the Bankruptcy Code, (ii) appointing a trustee in one or more of the Chapter 11 Cases of a Debtor, or (iii) rejecting this Agreement; provided that this termination right may not be exercised if the Debtors or the Plan Sponsor, as applicable, sought or requested such order in contravention of any obligation set out in this Agreement;

(g) by the Debtors or the Plan Sponsor, by written notice to the Debtors or the Plan Sponsor from the other, upon the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after the Plan Sponsor transmits a written notice in accordance with Section 15.12 hereof detailing any such issuance; provided, that this termination right may not be exercised if the Debtors or the Plan Sponsor, as applicable, sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(h) by the Plan Sponsor, by written notice from the Plan Sponsor to the Debtors, if there has been a breach or inaccuracy of a covenant, representation, or warranty made by the Debtors in this Agreement, such that the Restructuring Transactions contemplated herein cannot be consummated and which breach is incapable or being cured or, if capable of being cured, has not been cured by the Debtors prior to twenty (20) Business Days after receipt of written notice from the Plan Sponsor requesting such breach be cured; provided that the right to terminate this Agreement pursuant to this Section 12.01(h) shall not be available to the Plan Sponsor if the failure of the Plan Sponsor to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(i) by the Debtors, by written notice from the Debtors to the Plan Sponsor, if there has been a breach or inaccuracy of a covenant, representation, or warranty made by the Plan Sponsor in this Agreement, such that the Restructuring Transactions contemplated herein cannot be consummated and which breach is incapable or being cured or, if capable of being cured, has not been cured by the Plan Sponsor prior to twenty (20) Business Days after receipt of written notice from the Debtors requesting such breach be cured; provided that the right to terminate this Agreement pursuant to this Section 12.01(i) shall not be available to the Debtors if the failure of the Debtors to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, such breach;

(j) by the Debtors, by written notice from the Debtors to the Plan Sponsor, if the Plan Sponsor (i) has not deposited the New Money Investment into an escrow account at a bank or other institution acceptable to the Debtors within the timeframe required in Section 4 hereof; or (ii) is unable to make available to the Debtors the entire New Money Investment within the timeframe required in Section 4 hereof;

(k) by the Debtors, by written notice from the Debtors to the Plan Sponsor, if the Plan Sponsor (i) publicly announces its intention not to support the Restructuring Transactions; (ii) takes any action or fails to take any action inconsistent with their obligations under Section 6.01(a) hereof; or (iii) takes any of the actions set forth in Section 6.01(b); or

(l) by the Debtors, by written notice from the Debtors to the Plan Sponsor, if the board of directors, board of managers, or such similar governing body of any of the Debtors determines, after consulting with counsel, that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties under applicable Law or that an Alternative Proposal constitutes a highest and best bid at the Auction.

12.02 Automatic Termination. This Agreement shall terminate automatically without any further required action or notice, immediately after the Plan Effective Date.

12.03 Effect of Termination.

(a) Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or Causes of Action. Nothing in this Agreement shall be construed as prohibiting any Company Party or the Plan Sponsor from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against the Plan Sponsor, and (b) any right of the Plan Sponsor, or the ability of the Plan Sponsor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party. No purported termination of this Agreement shall be effective under Section 12.01 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Sections 12.01(l). Nothing in this Section 12.03 shall restrict any of the Debtors’ right to terminate this Agreement in accordance with Section 12.01(l).

(b) Notwithstanding anything to the contrary in this Agreement, in the event of a valid termination of this Agreement pursuant to Section 12.01, (i) the Debtors’ liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement shall be capped at an amount equal to the Bid Protections (to the extent payable in accordance with Section 12.03(c)), and (ii) no such termination shall relieve the Plan Sponsor from any liability hereunder for any and all breaches of this Agreement prior to such termination of this Agreement and the Debtors shall be entitled to all remedies available at law or in equity. Notwithstanding anything to the contrary in this Agreement, in the event of a valid termination of this Agreement by the Debtors pursuant to Sections 12.01(b), 12.01(i), 12.01(j), or 12.01(k), the Debtors shall be entitled to keep the entirety of the Deposit, and the Plan Sponsor shall have no remaining rights with respect to such Deposit amounts.

(c) Breakup Fee; Plan Sponsor Expense Reimbursement. The Debtors shall promptly pay to the Plan Sponsor the Breakup Fee and the Plan Sponsor Expense Reimbursement by wire transfer of immediately available funds, if this Agreement is terminated (x) (i) by the Plan Sponsor pursuant to Sections 12.01(b) through 12.01(f) or 12.01(h), and (ii) the Debtors were not otherwise able to terminate this Agreement at the time of such termination; or (y) by the Debtors pursuant to Section 12.01(l), provided that in the event this Agreement is terminated pursuant to this clause 12.03(c)(y), the Breakup Fee shall be $2,900,000. The parties hereto acknowledge and agree that the Breakup Fee and the Plan Sponsor Expense Reimbursement, on the terms and subject to the conditions to the payment thereof, shall be the Plan Sponsor’s sole recourse in connection with this Agreement in the event this Agreement is terminated prior to the Plan Effective Date under Section 12.01.

12.04 Automatic Stay. The Company Parties acknowledge that the giving of notice of termination by any Party pursuant to this Agreement shall not be considered a violation of the automatic stay of section 362 of the Bankruptcy Code; provided, that nothing herein shall prejudice any Party’s right to argue that the giving of notice of termination was not proper under the terms of this Agreement.

SECTION 13. Amendments and Waivers.

(a) This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b) This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (provided that email shall be sufficient) signed by (i) each Debtor and (ii) the Plan Sponsor.

(c) Any proposed modification, amendment, waiver or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d) The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy under this Agreement shall operate as a waiver of any such right, power or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

SECTION 14. Releases and Exculpation

14.01 Releases by the Debtors. The Plan shall provide for the Debtors to waive, release, and discharge each of the Released Parties from any and all claims, charges, claims for relief, demands, suits, actions or Causes of Action, obligations, damages, judgments, losses, remedies, or liabilities, whether known or unknown, which it has had, now has, or, to the extent permissible under applicable law, may hereafter have, on any ground whatsoever, including, without limitation, at common law, in equity, or under any contract, agreement, statute, rule, regulation or order against any Released Party with respect to any event, matter, claim, occurrence, damage, or injury arising out of, related to, or associated with, the Restructuring Transactions, the Chapter 11 Cases, and the Debtors or the business of the Debtors other than: (a) claims arising out of any act or omission of a Released Party that are determined by a final order from a court of competent jurisdiction to constitute a criminal act, gross negligence, willful misconduct, and/or fraud; or (b) claims arising out of the breach of this Agreement, such debtor release to be in form and substance reasonably acceptable to the Plan Sponsor. Each Released Party hereunder who is not otherwise a party to this Agreement is an express third-party beneficiary to this Agreement and is entitled to the rights and benefits hereunder.

14.02 Third-Party Releases. To the maximum extent permitted by law, the Plan shall include a customary third-party release releasing the Released Parties from all third-party claims, charges, claims for relief, demands, suits, actions or Causes of Action, obligations, damages, judgments, losses, remedies, or liabilities, whether known or unknown, which it has had, now has, or, to the extent permissible under applicable law, may hereafter have, on any ground whatsoever, including, without limitation, at common law, in equity, or under any contract, agreement, statute, rule, regulation or order against any Released Party with respect to any event, matter, claim, occurrence, damage, or injury arising out of, related to, or associated with, the Restructuring Transactions, the Chapter 11 Cases, and the Debtors or the business of the Debtors other than claims arising out of any act or omission of a Released Party that are determined by a final order from a court of competent jurisdiction to constitute a criminal act, gross negligence, willful misconduct, and/or fraud, such third-party release to be in form and substance reasonably acceptable to the Plan Sponsor.

14.03 Exculpation. To the maximum extent permitted by law, the Plan shall include an exculpation provision reasonably acceptable to the Debtors and the Plan Sponsor that exculpates the estate fiduciaries with respect to conduct in connection with the Restructuring Transactions and the Chapter 11 Cases.

14.04 Certain Limitations on Releases. Nothing in this Section 14 shall or shall be deemed to result in the waiving or limiting by: (a) the Company Parties, or any officer, director, member of any governing body, or employee or other Related Party thereof, of (i) any indemnification against any Company Party, any of their insurance carriers, or any other Entity, (ii) any rights under or as beneficiaries of any insurance policies or any contract or agreement with any Company Party or any of its affiliates, (iii) wages, salaries, compensation, or benefits, (iv) intercompany claims, or (v) any Interest held by a Company Party or other Related Party thereof; and (b) any Party or other entity of any post-Agreement Effective Date obligations under this Agreement or post-Plan Effective Date obligations under the Plan, the Confirmation Order, the Restructuring Transactions, or any other Definitive Document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Restructuring Transactions.

SECTION 15. Miscellaneous.

15.01 Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise. Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

15.02 Exhibits Incorporated by Reference; Conflicts. Each of the exhibits (including the Plan Term Sheet), signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement as if fully set forth herein, and all references to this Agreement shall include all such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

15.03 Further Assurances. Each Party hereby covenants and agrees to cooperate with each other in good faith with respect to the pursuit, approval, implementation, and consummation of the Restructuring Transactions, as well as the negotiation, drafting, execution, and delivery of documents (including any related orders, agreements, instruments, schedules, or exhibits) described in this Agreement or the Definitive Documents or otherwise necessary or desirable to facilitate the Restructuring Transactions in accordance with this Agreement and the Definitive Documents. Furthermore, subject to the terms hereof, each Party shall take such action as may be reasonably necessary or reasonably requested by another Party to carry out the purpose and intent of this Agreement, including facilitating any necessary regulatory filings, and shall refrain from taking any action that would frustrate the purpose and intent of this Agreement.

15.04 Complete Agreement. Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

15.05 GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM. THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Bankruptcy Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court; (b) waives any objection to laying venue in any such action or proceeding in the Bankruptcy Court; and (c) waives any objection that the Bankruptcy Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

15.06 TRIAL BY JURY WAIVER. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING TRANSACTIONS CONTEMPLATED HEREBY.

15.07 Execution of Agreement. This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement. Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

15.08 Rules of Construction. This Agreement is the product of negotiations among the Company Parties and the Plan Sponsor, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties and the Plan Sponsor were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

15.09 Successors and Assigns; Third Parties. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. Except as expressly stated herein, there are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity.

15.10 Survival. Notwithstanding the termination of this Agreement, the agreements and obligations of the Parties in this Section 15 shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof.

15.11 Relationship Among the Parties. It is understood and agreed that no Party to this Agreement has any duty of trust or confidence in any form with any other Party, and, except as provided in this Agreement, there are no agreements, commitments, or undertakings between or among them. In this regard, it is understood and agreed that any Party to this Agreement may trade in the debt or equity securities of the Debtors without the consent of the Debtors, as the case may be, or any other Party, subject to applicable securities Laws, the terms of any applicable non-disclosure agreement, and the terms of this Agreement; provided, that neither any Party to this Agreement nor the Company Parties shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this understanding and agreement. The Plan Sponsor shall not be deemed to have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities any Company Party, or any of the Company Party’s respective creditors or other stakeholders and there are no commitments by the Plan Sponsor except as set forth in this Agreement.

15.12 Notices. All notices hereunder shall be deemed given if in writing and delivered, by email, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)	if to a Company Party, to:

Ebix, Inc.

Attn: Peter Fitzsimmons, Chief Restructuring Officer

1 Ebix Way

Johns Creek, Georgia 30097

and

Sidley Austin LLP

Attn: Thomas Califano & Jeri Leigh Miller

787 7th Avenue

New York, New York 10019

tom.califano@sidley.com, jeri.miller@sidley.com

(b)	if to the Plan Sponsor, to:

Eraaya Lifespaces Limited,

B-1,34/1, Vikas House,

Vikas Path Marg, East Punjabi Bagh,

New Delhi, India, 110026 ; and

Vikas Lifecare limited,

G-1,34/1, Vikas House,

Vikas Path Marg, East Punjabi Bagh,

New Delhi, India, 110026

and

Vitasta Software India Private Limited,

102, Ganga Chambers, 6A/1,

First floor, WEA,

Karol Bagh, New Delhi, Central Delhi – 110005

With a copy to (which shall not constitute notice):

Togut, Segal & Segal LLP

Attn: Frank A. Oswald & Bryan M. Kotliar

One Penn Plaza, Suite 3335

New York, New York 10119

frankoswald@teamtogut.com, bkotliar@teamtogut.com

Any notice given by delivery, mail, or courier shall be effective when received.

15.13 Independent Due Diligence and Decision Making. The Plan Sponsor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions, and prospects of the Company Parties.

15.14 Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement.

15.15 Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party or any other Party.

15.16 Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

15.17 Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

15.18 Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

15.19 Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, including a written approval by any Party, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if such consent, acceptance, approval, or waiver is conveyed in writing (including email) by such Party’s counsel.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

[Signature Pages to Follow]

DEBTORS

EBIX, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

VERTEX, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

PB SYSTEMS, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

EBIX CONSULTING, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

EBIX US, LLC

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

FACTS SERVICES, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

DOCTORS EXCHANGE, INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

[Signature Page to Plan Support Agreement]

EBIX INTERNATIONAL LLC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

AGENCY SOLUTIONS.COM, LLC d/b/a HEALTH CONNECT LLC

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

CONFIRMNET CORPORATION

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

A.D.A.M., INC.

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

EBIX LATIN AMERICA, LLC

By:	/s/ Peter Fitzsimmons
Name:	Peter Fitzsimmons
Title:	Chief Restructuring Officer

[Signature Page to Plan Support Agreement]

NON-DEBTOR GUARANTORS

EBIX INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Robin Raina
Name:	Robin Raina
Title:	President and CEO

EBIX SINGAPORE PTE. LTD.

By:	/s/ Robin Raina
Name:	Robin Raina
Title:	President and CEO

[Signature Page to Plan Support Agreement]

PLAN SPONSOR

ERAAYA LIFESPACES LIMITED

By:	/s/ Meenakshi
Name:	Meenakshi
Title:	Director

[Signature Page to Plan Support Agreement]

VIKAS LIFECARE LIMITED

By:	/s/ Chandan Kumar
Name:	Chandan Kumar
Title:	CFO

[Signature Page to Plan Support Agreement]

VITASTA SOFTWARE INDIA PRIVATE LIMITED

By:	/s/ Archana Goenka
Name:	Archana Goenka
Title:	Director

[Signature Page to Plan Support Agreement]